UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2007

PRUDENTIAL FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	001-16707	22-3703799
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

751 Broad Street

Newark, New Jersey 07102

(Address of principal executive offices and zip code)

(973) 802-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The response to Item 8.01 is hereby incorporated into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The response to Item 8.01 is hereby incorporated into this Item 3.02. The Convertible Notes referred to in the response to Item 8.01 are convertible into Common Stock, as described in such response.

Item 8.01	Other Events.

On December 12, 2007, Prudential Financial, Inc., a New Jersey corporation (the “Company”), issued a news release announcing the closing of its previously announced private placement of $3.0 billion aggregate principal amount of convertible senior notes due December 15, 2037 (the “Convertible Notes”) pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The issuance and sale of the Convertible Notes were consummated on customary terms and conditions pursuant to a Purchase Agreement entered into by the Company and the initial purchaser named therein on December 6, 2007.

The Company will pay interest on the Convertible Notes at an annual rate equal to 3-month LIBOR, reset quarterly, minus 1.63% until maturity on December 15, 2037, subject to earlier repurchase, redemption or conversion. The initial conversion price is approximately $132.39, which is a premium of 35% over the closing price of the Company’s Common Stock (“Common Stock”) of $98.07 per share on December 6, 2007, the date on which the Convertible Notes were priced. This represents a conversion rate of 7.5532 shares of Common Stock per $1,000 principal amount of Convertible Notes. The Company will settle each $1,000 principal amount of Convertible Notes surrendered for conversion by delivering cash and shares of Common Stock, if any, equal to the sum of the daily settlement amounts for each of the ten trading days during the related observation period. The daily settlement amount for each of the ten trading days of the observation period will consist of: (1) an amount in cash equal to the lesser of $100 and the daily conversion value relating to such day, and (2) to the extent such daily conversion value exceeds $100, a number of shares of Common Stock equal to (A) the difference between such daily conversion value and $100 divided by (B) the Common Stock price for such day. The Company may redeem all or some of the Convertible Notes for cash at any time on or after June 16, 2009 at 100% of their principal amount plus accrued interest, if any, to but not including the redemption date. The holders of the Convertible Notes may require the Company to repurchase the Convertible Notes for cash on June 15, 2009 and on December 15, 2009, 2010, 2011, 2012, 2017, 2022, 2027 and 2032 at the par amount plus accrued interest, if any.

The purposes of the offering of the convertible notes are: (i) to fund the operating needs of subsidiaries, (ii) to purchase short-term investment grade fixed income investments and (iii) general corporate purposes. In connection with the offering, the Company anticipates purchasing under its existing share repurchase authorization up to $239 million of its Common Stock. Substantially all of those repurchases were from purchasers of the convertible notes.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

99.0	News release of the Company, dated December 12, 2007, announcing the closing of its previously announced private placement of $3.0 billion aggregate principal amount of Convertible Notes pursuant to Rule 144A under the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 12, 2007

PRUDENTIAL FINANCIAL, INC.

By:	/s/ Stephen W. Gauster
Name:	Stephen W. Gauster
Title:	Vice President and Assistant Secretary

Exhibit Index

Exhibit No.	Description
99.0	News release of the Company, dated December 12, 2007, announcing the closing of its previously announced private placement of $3.0 billion aggregate principal amount of Convertible Notes pursuant to Rule 144A under the Securities Act.